UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to § 240.14a-12

GOODRICH PETROLEUM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1)   Title of each class of securities to which transaction applies:

 2)   Aggregate number of securities to which transaction applies:

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[   ] Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)   Amount Previously Paid:

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 4)   Date Filed:

Goodrich Petroleum Corporation

801 Louisiana Street

Suite 700

Houston, Texas 77002

April 15, 2012

To Our Stockholders:

It is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of Goodrich Petroleum Corporation, to be held at the Four Seasons Hotel, located at 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on Thursday, May 17, 2012, at 11:00 a.m. Central Daylight Time (the “Annual Meeting”).

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our Annual Report to Stockholders for the year ended December 31, 2011.

You received these materials with a proxy card that indicates the number of votes that you will be entitled to cast at the Annual Meeting according to our records or the records of your broker or other nominee. Our board of directors has determined that owners of record of our common stock at the close of business on April 5, 2012 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs.

By Order of the Board of Directors

Walter G. “Gil” Goodrich

Vice Chairman and Chief Executive Officer

Goodrich Petroleum Corporation

801 Louisiana Street

Suite 700

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2012

To Our Stockholders:

Notice is hereby given that the 2012 Annual Meeting of the Stockholders of Goodrich Petroleum Corporation, a Delaware corporation, will be held at the Four Seasons Hotel, located at 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on Thursday, May 17, 2012, at 11:00 a.m. Central Daylight Time (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to:

1.	Elect three Class II directors to our Board of Directors;
2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012;
3.	Approve, on an advisory basis, the compensation of our Named Executive Officers as described in “Compensation Discussion and Analysis”; and
4.	Transact such other business as may properly come before such meeting.

Only stockholders of record at the close of business on April 5, 2012 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 1 of the enclosed proxy statement. A list of stockholders will be available commencing May 7, 2012 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-PROXIES (1-800-776-9437) using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access www.voteproxy.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors

Michael J. Killelea

Senior Vice President, General Counsel and Corporate Secretary

April 15, 2012

Houston, Texas

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 17, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at http://www.RRDEZProxy.com/2012/GoodrichPetroleumCorp

The following proxy materials are available for review at

http://www.RRDEZProxy.com/2012/GoodrichPetroleumCorp

•	our 2012 Proxy Statement;

•	the proxy card; and

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1

Why did I receive these proxy materials?	1

What is the purpose of the Annual Meeting?	1

How many votes must be present to hold the Annual Meeting?	1

What is a proxy?	2

What does it mean if I receive more than one proxy card?	2

Who is participating in this proxy solicitation and who will pay for its cost?	2

What are the recommendations of the Board?	2

Could other matters be decided at the Annual Meeting?	2

How many votes do I have?	3

How do I vote my shares?	3

Can I change my vote after I return my proxy card?	3

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?	3

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”	4

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?	4

Whom should I contact with questions about the Annual Meeting?	4

Where may I obtain additional information about Goodrich Petroleum Corporation?	4

What is “householding” and how does it affect me?	5

CORPORATE GOVERNANCE	6

Governance Practices	6

Our Board	6

Director Nomination Process	9

Goodrich Petroleum Corporation

801 Louisiana Street

Suite 700

Houston, Texas 77002

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Goodrich Petroleum Corporation (“we” or “the Company” or “Goodrich”), a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at the Four Seasons Hotel, located at 1300 Lamar Street, Houston, Texas, 77010, in the Fairfield Room, on Thursday, May 17, 2012, at 11:00 a.m. Central Daylight Time. The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2011 (the “Annual Report”) are being mailed to stockholders beginning on or about April 15, 2012.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of the close of business on April 5, 2012. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the notice of meeting on the cover of this proxy statement, including:

1.	The election of three Class II directors to our Board of Directors;
2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012;
3.	Approval, on an advisory basis, of the compensation of our Named Executive Officers as described in “Compensation Discussion and Analysis”; and
4.	The transaction of such other business as may properly come before such meeting.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting on the record date. As of the record date, there were 36,340,527 shares of our common stock outstanding. Consequently, the presence of the holders of at least 18,170,264 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The New York Stock Exchange’s (the “NYSE”) Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority (i) in the election of our Class II directors, and (ii) in the approval, on an advisory basis, of the compensation of our Named Executive Officers. Such brokers may exercise discretionary authority with respect to the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Board has appointed Walter G. Goodrich and Robert C. Turnham, Jr. (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Phoenix Advisory Partners (“Phoenix”) to aid in the solicitation of proxies for the Annual Meeting. For these services we will pay Phoenix a fee of $8,000. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the Proxy Holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

•	FOR the nominated slate of directors (see Proposal No. 1);

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (see Proposal No. 2); and

•	FOR the approval of the compensation of the Named Executive Officers (see Proposal No. 3).

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-PROXIES (1-800-776-9437) using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access www.voteproxy.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record (“the record holder”)to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002 or by facsimile at 713-780-9254 prior to the date of the Annual Meeting, (2) timely submitting a proxy with new voting instructions using the telephone or Internet voting options or mailing in a new proxy card bearing a later date, or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

Election of Directors.  A plurality of the votes of the shares present in person or represented by proxy and entitled to vote on this proposal is required for the election of directors. This means that the three director nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected to our Board. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” for the director nominees. As described above, if you hold your shares in “street name” through a bank, broker or other holder of record and do not provide timely instructions, that record holder may not exercise discretionary authority and a broker non-vote will occur. Broker non-votes and votes marked “WITHHOLD

AUTHORITY” or “FOR ALL EXCEPT” (with respect to the nominees for which authority is withheld) will have no legal effect on the election of directors under Delaware law.

Ratification of Appointment of Independent Registered Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. As described above, if you hold your shares in “street name” through a bank, broker or other holder of record and do not provide timely instructions, that record holder may exercise discretionary authority, thereby avoiding a broker non-vote. Votes marked “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal.

Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory approval of the compensation of our Named Executive Officers. As described above, if you hold your shares in “street name” through a bank, broker or other holder of record and do not provide timely instructions, that record holder may not exercise discretionary authority and a broker non-vote will occur. Broker non-votes and votes marked “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, AST, you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or other nominee has enclosed or provided a voting instruction form for you to use in directing the broker, bank or other nominee how to vote your shares.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance—Director Nomination Process” and “Stockholder Proposals and Director Nominations for the 2013 Annual Meeting of Stockholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Corporate Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002.

Where may I obtain additional information about Goodrich Petroleum Corporation?

We refer you to our Annual Report filed with the Securities and Exchange Commission (“SEC”) on February 24, 2012. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Corporate Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002.

What is “householding” and how does it affect me?

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single Annual Report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholders must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

CORPORATE GOVERNANCE

Governance Practices

General

Our Board believes that adherence to sound corporate governance policies and practices is important in ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. As a result, our Board has adopted key governance documents, including Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics and committee charters, which are intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

Copies of these documents are available on our website at www.goodrichpetroleum.com/about.us/corporate.governance.htm and are also available in print, free of charge, to any stockholder who requests them.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be viewed on our website at www.goodrichpetroleum.com/pdf/CorporateGovernanceGuidelines.pdf.

Among other things, the Corporate Governance Guidelines address the following matters:

•	director qualification standards,

•	director responsibilities,

•	director access to management and independent advisors,

•	director compensation,

•	director orientation and continuing education,

•	management succession, and

•	annual performance evaluations of our Board.

Corporate Code of Business Conduct and Ethics

Our Corporate Code of Business Conduct and Ethics, which is applicable to our directors, employees, agents and representatives, can be viewed on our website at www.goodrichpetroleum.com/pdf/CodeofBusinessConductandEthics.pdf.

Any change to, or waiver from, our Corporate Code of Business Conduct and Ethics may be made only by our independent directors and will be disclosed as required by applicable securities laws and listing standards.

Our Board

Board Size; Director Independence

Our Board is currently composed of 10 directors, three of whom are currently seeking re-election at the Annual Meeting.

In determining director independence, the Nominating and Corporate Governance Committee reviews the relationships between the Company and each director and reports the results of its review to the Board. The Board uses this information to aid it in making its determination of independence. The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits – or has the potential to impair or inhibit – a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, any transactions between the Company and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a current or former employee or consultant of the Company. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE as in effect from time to time.

Consistent with these considerations, the Board has reviewed all the relationships between the Company and the members of the Board and affirmatively has determined that all directors are independent directors except Mr. Walter G. Goodrich and Mr. Robert C. Turnham, Jr., who are employees of the Company; Mr. Henry Goodrich, who is the father of Walter G. Goodrich and a consultant to the Company; and Mr. Patrick E. Malloy, III, whose company is involved in several transactions with the Company.

The chart below describes the basis for the Board’s determination that the director is independent. Although service as a director of another company alone is not a material relationship that would impair a director’s independence, those relationships have been reviewed and are set forth below.

Director	Relationships Considered	Determination Basis
Josiah T. Austin	Managing Member, El Coronado Holdings, L.L.C. Director, Novogen LTD	Independent
Peter D. Goodson	Operating Partner of Dubilier & Co., Lead Member of the Mekong Capital Advisory Board, a Vietnamese private equity firm	Independent
Gene Washington	Director, dELiA*s, Inc. Director, GP Strategies	Independent
Patrick E. Malloy, III	President and CEO, Malloy Enterprises, Inc. President, Malloy Energy Company, LLC	Not Independent See “Transactions With Related Persons”
Henry Goodrich	Father of Walter G. Goodrich, Vice Chairman and CEO of the Company	Not Independent Consultant and family relationship
Michael J. Perdue	President, PacWest Bancorp President, Pacific Western Bank	Independent
Walter G. Goodrich	Vice Chairman, CEO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company
Arthur A. Seeligson	Managing Partner of Seeligson Oil Company, Ltd.	Independent
Stephen M. Straty	Managing Director Jefferies & Company, Inc.	Independent
Robert C. Turnham, Jr.	President, COO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company

Board Meetings, Annual Meeting Attendance

Our Board held seven meetings during the fiscal year ended December 31, 2011. Each director attended at least 75% of the meetings. We do not have a formal policy regarding director attendance at Board meetings. However, our Board must consider a director’s history of attendance at Board and committee meetings as well as the director’s participation in such meetings when considering the director for re-nomination to our Board.

We believe that there are benefits to having members of our Board attend the annual meetings of our stockholders. From time to time, however, a member of our Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, our Board has decided that director attendance at annual meetings should be strongly encouraged, but not required. In 2011, all but one of our directors attended the annual meeting in person.

Executive Sessions and Presiding Director

To facilitate candid discussion by our non-management directors, the agenda for certain Board and committee meetings provides for a meeting of non-management directors in executive session without any members of management present. Mr. Austin has been designated as the director to preside over executive sessions of non-management directors. Our independent directors meet separately at least once a year in accordance with the listing standards of the NYSE.

Limitation on Public Company Board Service

To ensure that each director is able to devote sufficient time to performing his or her duties, the number of other public company boards on which a director may serve is subject to a case-by-case review by the Nominating and Corporate Governance Committee. In addition, the Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public company boards unless our Board determines that such simultaneous service does not impair the ability of the director to effectively serve on the Audit Committee.

Chairman and Chief Executive Officer

Currently, our Board has determined that it is most appropriate for us to separate the roles of Chairman and Chief Executive Officer in order to enhance corporate governance and management oversight. The Board believes that a board leadership structure in which the Chairman and CEO positions are separated is most appropriate for the Company because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board believes that a separate Chairman better positions the Board to evaluate the performance of management and more efficiently facilitates the communication of the views of the directors. However, we do not currently have a policy regarding the separation of the roles of the Chairman and Chief Executive Officer. We believe that companies should be allowed the discretion to determine based on the facts and circumstances when it may be appropriate to combine the roles with adequate justification. The Board regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman.

Patrick E. Malloy, III serves as Chairman of the Board. Mr. Malloy possesses a deep understanding of the Company and our business and industry, which puts him in the best position to lead our Board. The Chairman is charged primarily with:

•	presiding over meetings of our Board and stockholders;

•	establishing an agenda for each Board meeting in collaboration with our CEO and meeting with our CEO following each meeting to discuss any open issues and follow-up items;

•	facilitating and coordinating communication among the non-management directors and our CEO and an open flow of information between management and our Board;

•	providing assistance to our CEO by attending selected internal business management meetings and meeting with our CEO as necessary;

•	coordinating the periodic review of management’s strategic plan;

•	working with management on effective stockholder communication; and

•	performing such other duties and services as our Board may require.

Our Board’s Role in Risk Oversight

Our Board generally administers its risk oversight function through the board as a whole. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Financial Officer and our Controller, and reviews our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors. In addition, our Hedging Committee assists management in establishing pricing and production guidelines to be used by management in entering into oil and gas hedging contracts in order to manage the commodity price risk for a portion of our oil and gas production.

Annual Board Evaluation

The Nominating and Corporate Governance Committee is responsible for the Board evaluation process. Following the end of each fiscal year, the Nominating and Corporate Governance Committee requests that the Chairman of each committee report to the full Board about the committee’s annual evaluation of its performance and evaluation of its charter. In addition, the Nominating and Corporate Governance Committee receives comments from all directors and reports to the full Board with an assessment of the Board’s and management’s performance each fiscal year.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. The Nominating and Corporate Governance Committee evaluates general education and orientation programs for our directors. Newly appointed directors are required to become knowledgeable (if not already) about the responsibilities of directors for publicly traded companies. In addition, we provide our directors with information regarding changes in our business and industry as well as the responsibilities of the directors in fulfilling their duties.

Director Nomination Process

Director Qualifications

When identifying prospective director nominees, our Board, with assistance from the Nominating and Corporate Governance Committee, considers the following:

•	the prospective nominee’s reputation, integrity and independence;

•

the prospective nominee’s skills and business, government or other professional experience and acumen, bearing in mind the composition of our Board and the current state of and the energy industry generally at the time of determination; and

•	the number of other public companies for which the prospective nominee serves as a director and the availability of the prospective nominee’s time and commitment to us.

Although we do not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect our business. The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board as a whole is appropriate for us.

In the case of directors being considered for reelection, our Board also takes into account the director’s history of attendance and participation at Board and committee meetings, and the director’s tenure as a member of our Board.

Review of Directors

In addition to meeting the above criteria, each of our current directors also bring a strong and unique background and set of skills to the Board, giving the Board as a whole, competence and experience in a wide variety of areas. Set forth below are the conclusions reached by the Board with regard to its directors.

Mr. Austin brings his many years of experience as a successful rancher and independent businessman to the Board. Mr. Austin serves and has served on numerous corporate and civic boards, including other publicly traded companies.

Mr. Goodson brings his years of experience in advising corporate leaders in a variety of industries on a range of complex strategic, financial and business performance issues to the Board. During his tenure with Kidder, Peabody, he acted as an advisor to corporations, governments, not-for-profits and municipalities and was assigned to oversee a variety of transactions in the energy sector.

Mr. Perdue brings finance and business leadership skills from his career in the banking industry to the Board. As the President of PacWest Bancorp, a publicly traded bank holding company, Mr. Perdue also brings his public company executive experience to the Board. The Board has determined that Mr. Perdue qualifies as an audit committee financial expert under SEC guidelines.

Mr. Seeligson brings his knowledge of the oil and gas industry to the Board. He spent many years working for investment banks specializing in companies with asset portfolios similar to Goodrich.

Mr. Straty brings his significant experience in both the finance and energy industries to the Board. He has 30 years of experience in finance and has extensive experience in serving a broad array of energy clients.

Mr. Washington contributes to the Board leadership skills that he honed throughout his career in the National Football League, first on the playing field and then as Director of Football Operations. Mr. Washington serves and has served on numerous corporate and civic boards, including other publicly traded companies.

Mr. Turnham serves as our President and Chief Operating Officer and brings invaluable oil and gas operating experience to the Board. He has held various executive management positions in the oil and natural gas business since 1981 and is able to assist the Board in creating and evaluating the Company’s strategic plan.

Mr. Malloy brings his previous experience as Chairman of the Board of New York Bancorp, Inc. (NYSE) from 1991 to 1998 to the Board. This experience makes Mr. Malloy uniquely qualified to serve as Chairman of our Board. Mr. Malloy is also very familiar with the oil and gas industry and areas in which we operate.

Mr. Henry Goodrich began his career as an exploration geologist in the 1950s and founded our predecessor in 1975. Mr. Goodrich brings his experience as a geologist and his expertise in our area of operations and industry to the Board.

Mr. Walter Goodrich serves as our Vice Chairman and Chief Executive Officer and brings his invaluable perspective as our top executive officer to the Board. Mr. Goodrich also brings his experience as a geologist and a businessman to the Board.

Director Nominations

In connection with its governance function, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends those individuals for election as directors, either at the annual meeting of stockholders or to the Board to fill any vacancies. When the need to fill a vacancy arises, the Nominating and Corporate Governance Committee solicits recommendations from existing directors and from senior management. These recommendations are considered along with any recommendations made by stockholders.

The Board did not retain, and we did not pay a fee to, any third party to assist in the process of identifying or evaluating prospective director nominees for election at the Annual Meeting, nor did we receive any director nominees put forward by a stockholder or group of stockholders who beneficially own more than 5% of our common stock.

Submission of Stockholder Nominations to our Board

As discussed above, our Board considers prospective nominees for Board membership suggested by stockholders. For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Corporate Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002. The notice must set forth all of the information required in solicitations of proxies under the SEC’s rules and regulations and any other law. Please see “Stockholder Proposals and Director Nominations for the 2013 Annual Meeting of Stockholders” for more details.

Communications with our Board

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any Board committee, to the Chairman of our Board, or to any director in particular, to:

c/o Goodrich Petroleum Corporation

801 Louisiana Street, Suite 700

Houston, Texas 77002

Any correspondence addressed to our Board, any Board committee, the Chairman of our Board or to any one of the directors in care of us is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be reported by going to goodrichpetroleum.silentwhistle.com or by calling the (toll-free) hotline number 1-877-874-8416.

Standing Committees of our Board

Committee Composition

The following table lists our five Board committees and the directors who currently serve on them.

Director Name	Executive Committee	Nominating & Corporate Governance Committee	Hedging Committee	Audit Committee	Compensation Committee
Patrick E. Malloy, III	**		**
Walter G. Goodrich	*		*
Henry Goodrich	*
Peter D. Goodson		*		*
Arthur A. Seeligson	*			*	*
Michael J. Perdue				**
Gene Washington		**			**
Josiah T. Austin			*		*
Stephen M. Straty		*

*	Member
**	Chairman

Executive Committee

The Executive Committee is delegated the authority to approve any actions that our Board can approve, except to the extent restricted by law or by our Amended and Restated Certificate of Incorporation or Bylaws, as amended. During the fiscal year ended December 31, 2011, the Executive Committee held one meeting and took action through unanimous written consent throughout the year. All committee members were present at the meeting of the Executive Committee.

Hedging Committee

The Hedging Committee’s principle function is to assist management in establishing pricing and production guidelines to be used by management in entering into oil and gas hedging contracts in order to manage the commodity price risk for a portion of our oil and gas production. Although the Hedging Committee did not hold any formal meetings during the fiscal year ended December 31, 2011, it took action through unanimous written consent throughout the year.

Audit Committee

Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•

overseeing the qualifications, independence and performance of the independent auditor engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for us;

•	overseeing the effectiveness and performance of our internal audit function;

•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board has established;

•

providing an open avenue of communication among our independent auditors, financial and senior management, the internal auditing department, and our Board, always emphasizing that the independent auditors are accountable to the Audit Committee;

•	producing the Audit Committee Report for inclusion in our annual proxy statement; and

•	performing such other functions our Board may assign to the Audit Committee from time to time.

A copy of our Audit Committee Charter can be viewed on our website at www.goodrichpetroleum.com/pdf/AuditCommitteeCharter.pdf.

In connection with these purposes, the Audit Committee recommends to our Board the independent registered public accounting firm to be engaged to audit our financial statements, annually reviews the independent auditor’s independence and quality control procedures, meets with the auditors and our financial management to review with them our significant accounting policies and its internal controls, provides opportunities for the auditors to meet with the Audit Committee and management, discusses matters discussed at Audit Committee meetings with the full Board, investigates any matters brought to its attention within the scope of its duties, reviews and assesses the adequacy of the Audit Committee charter on an annual basis, and has general responsibility in connection with related matters.

Our Board has determined that each member of the Audit Committee is independent under the SEC’s rules and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the listing standards of the NYSE. Based on Mr. Perdue’s business experience, which is described in more detail under “Proposal No. 1-Election of Directors — Director Nominees,” our Board has determined that he qualifies as an “audit committee financial expert” under the SEC’s rules and regulations. None of the members of the Audit Committee serve on the audit committee of more than two other public companies.

During the fiscal year ended December 31, 2011, the Audit Committee held six meetings, including quarterly meetings in connection with the preparation and filing of each of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the applicable periods. Each committee member attended at least 75% of the meetings.

Compensation Committee

Pursuant to its charter, our Compensation Committee’s duties include, among other things, the responsibility to:

•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate the officers and directors;

•

review and discuss with the Company’s management, the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement for our annual meeting of stockholders and to determine whether to recommend to the Board that the CD&A be included in the proxy statement;

•	produce an annual report of the Compensation Committee for inclusion in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the Compensation Committee from time to time.

A copy of our Compensation Committee Charter can be viewed on our website at http://www.goodrichpetroleum.com/pdf/CompensationCommitteeCharter.pdf.

In connection with these purposes, the Compensation Committee reviews corporate goals and objectives relevant to our compensation. In addition, the Compensation Committee reviews our compensation and benefit plans to ensure that they meet these corporate goals and objectives. In consultation with our Chief Executive Officer, our Compensation Committee makes recommendations to the Board on compensation of all of our officers, the granting of awards under and administering our long term incentive and other benefit plans, and adopting and changing our major compensation policies and practices.

Our Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

During the fiscal year ended December 31, 2011, the Compensation Committee held three meetings at which all committee members were present.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include, among other things, the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles and practices and assist the Board in implementing these principles and practices;

•

assist the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	advise the Board about the appropriate composition of the Board and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	lead the Board in its annual review of the performance of the Board and its committees; and

•	perform other such functions as the Board may assign to the Nominating and Corporate Governance Committee, in serving the corporate governance function, from time to time.

A copy of our Nominating and Corporate Governance Committee Charter can be viewed on our website at www.goodrichpetroleum.com/pdf/Nominating CorporateGovernanceCommitteeCharter.pdf.

In connection with these duties, the Nominating and Corporate Governance Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our Amended and Restated Certificate of Incorporation and Bylaws and our Corporate Governance Guidelines, assesses the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board, and actively involves itself in our succession planning.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

During the fiscal year ended December 31, 2011, the Nominating and Corporate Governance Committee held two meetings. All committee members attended both meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised of Messrs. Washington, Austin and Seeligson. During the fiscal year ended December 31, 2011, no member of the Compensation Committee (1) was an officer or employee, (2) was formerly an officer or (3) had any relationship requiring disclosure under the rules and regulations of the SEC.

During the fiscal year ended December 31, 2011, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board; (2) a director of another entity, one of whose executive officers served on the Compensation Committee of our Board; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

TRANSACTIONS WITH RELATED PERSONS

Transactions Involving Directors and Executive Officers

Related Person Transactions with Patrick E. Malloy, III

MEC Transaction.  Patrick E. Malloy, III, Chairman of the Board of Directors of our Company is a principal of Malloy Energy Company, LLC (“MEC”). MEC owns various small working interests in the Bethany Longstreet field for which we are the operator. In accordance with industry standard joint operating agreements, we bill MEC for its share of capital and operating cost on a monthly basis. As of December 31, 2011 and 2010, the amounts billed and outstanding to MEC for its share of monthly capital and operating costs were less than $0.1 million and $0.5 million, respectively, and are included in trade and other accounts receivable at each year end. Such amounts at each year end were paid by MEC to us in the month after billing and the affiliate is current on payment of its billings.

We also serve as the operator for a number of other oil and natural gas wells owned by affiliates of MEC in which we will earn a working interest after payout. In accordance with industry standard joint operating agreements, we bill the affiliate for its share of the capital and operating costs of these wells on a monthly basis. As of December 31, 2011 and 2010, the amounts billed and outstanding to the affiliate for its share of monthly capital and operating costs were less than $0.1 million at the end of 2011 and 2010 and are included in trade and other accounts receivable at each year-end. Such amounts at each year end were paid by the affiliate to us in the month after billing and the affiliate is current on payment of its billings.

Compensation Arrangement.  In addition, Mr. Malloy provides services to us with regard to the identification and evaluation of business opportunities, financing transactions, investor relations and other matters. The compensation Mr. Malloy receives for these services is determined by the Compensation Committee. For his services in 2011, Mr. Malloy received annual cash compensation of $395,333 and a restricted phantom stock award of 34,507 shares, with a grant date value of approximately $500,000. In addition to this compensation, Mr. Malloy received additional fees in the amount of $2,500 as a member of the board of directors. Effective June 1, 2011, the Compensation Committee entered in to a two-year agreement with Mr. Malloy whereby he wouldearn $500,000 per year and receive an annual restricted phantom stock award valued at $500,000 to be granted on December 1, 2012 and 2013 with each grant to vest over the subsequent three year period.

Consulting Agreement with Henry Goodrich

Mr. Goodrich provides consulting services to us with regard to the identification and evaluation of acquisition and drilling opportunities, financing transactions, investor relations and other matters. For these services during 2011, Mr. Goodrich received annual consulting fees in the amount of $190,550, a cash bonus of $42,874, and 3,564 shares of common stock with a grant date value of approximately $50,000. In addition to this compensation, Mr. Goodrich received fees of $26,500 as a member of the board of directors. Previously, we were party to a consulting agreement with Henry Goodrich, Chairman Emeritus, which commenced on August 15, 1995. On December 13, 2011, the Company entered into a new two-year agreement with Mr. Goodrich whereby he would earn $250,000 per year and receive an annual stock grant on each of December 13, 2011 and 2012 with a grant date value of $50,000.

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before the Board at the recommendation of management. In March 2007, the Board adopted a formal written policy for approving related person transactions, which was slightly modified as described below, in May 2011.

Introduction

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a policy that requires the following in connection with all related person transactions involving the Company.

Any “Related Person Transaction” shall be consummated or shall continue only if:

1.	the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	the transaction is approved by the disinterested members of the Board of Directors; or

3.	the transaction involves compensation approved by the Compensation Committee.

For these purposes, a “Related Person” is:

1.	a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director;

2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates);

3.	a person who is an immediate family member of a senior officer or director; or

4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For these purposes, a “Related Person Transaction” is a transaction between us and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K) , other than:

1.	transactions available to all employees generally; or

2.	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions. Management shall present any proposed Related Person Transactions to the Committee for review prior to consummation of the transaction. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Audit Committee as to any material change to those proposed transactions.

Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to us, either directly or via referral. An example is a potential property acquisition which could become available to us. Before such opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors for consideration. The intent is for members of management, directors, or employees who become aware of opportunities (such as potential acquisitions) in an area in which we are currently active to present those opportunities to us before the individual is free to pursue it in his personal capacity. For example, through his/her contacts Director X becomes aware of a land acquisition in the Haynesville Shale, and knows this is something that we might also be interested in buying. Thus, before he/she can buy the land or lease the property, he/she must put it before the Board and we must pass on the opportunity before Director X may take action.

Disclosure

All Related Person Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Person Transactions shall be disclosed to the Audit Committee of the Board and any material Related Person Transaction shall be disclosed to the full Board of Directors.

Other Agreements

Management shall assure that all Related Person Transactions are approved in accordance with any requirements of the Company’s financing agreements.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the SEC. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a) with the exception of: one transaction on Michael J. Killela’s Form 4 due on January 19, 2011, which was filed on January 27, 2011; eight transactions on Henry Goodrich’s Form 4 due on January 05, 2011, which was filed on January 06, 2011; one transaction on Peter D. Goodson’s Form 3 due on April 15, 2011, which was filed on April 18, 2011; and one transaction on Gene Washington’s Form 4 due on May 23, 2011, which was filed on May 24, 2011.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 5, 2012 (except as otherwise noted) certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by:

•	each person known to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Patrick E. Malloy, III(3)	5,741,147	15.7

Josiah T. Austin(4)	3,272,790	9.0
Walter G. Goodrich (5)	1,149,419	3.1

Robert C. Turnham, Jr.(6)	524,194	1.4
Mark E. Ferchau(7)	147,273	*
Henry Goodrich(8)	69,514	*
Arthur A. Seeligson	52,857	*
Michael J. Killelea	47,668	*
Gene Washington(9)	23,622	*
Michael J. Perdue(10)	11,300	*
Jan L Schott(11)	24,155	*
Stephen M. Straty	8,667	*
Peter D. Goodson	3,000	*
Directors and Executive Officers as a Group (13 persons)(12)	738,654	29.9
T. Rowe Price Associates, Inc. (13) 100 East Pratt St. Baltimore, MD 21202	5,508,070	15.2
BlackRock, Inc. (14) 40 East 52nd Street New York, NY 10022	3,870,427	10.7
Allianz Global Investors Capital LLC(15) 600 West Broadway, Suite 2900 San Diego, CA 92101	2,799,736	7.7
Security Investors, LLC (16) One Security Benefit Place Topeka, KS 66636	2,438,423	6.7
Invesco Ltd. (17) 1555 Peachtree Street NE Atlanta, GA 30309	1,808,714	5.0

*	Less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Goodrich Petroleum Corporation, 801 Louisiana, Suite 700, Houston, Texas 77002 and each beneficial owner has sole voting and dispositive power over such shares.

(2)	Based on the total shares outstanding of 36,340,527 as of April 5, 2012. For purposes of the calculation, the percentage for each director and officer includes that person’s vested options in both the numerator and the denominator.

(3)	Includes the following securities: (a) 5,099,755 shares of common stock held by Mr. Malloy on his own behalf, (b) 177,750 shares of common stock held on behalf of his daughter, Katherine C. Malloy, (c) 177,750 shares of common stock held on behalf of his daughter, Maggie Malloy, (d) 20,000 shares of the Company’s 5.375% Series B Convertible Preferred Stock which is convertible at any time into common stock at a rate of 1.5946 and (e) exercisable options to purchase 254,000 shares of common stock. Mr. Malloy disclaims beneficial ownership of the shares of common stock owned by his two daughters.

(4)	Includes the following securities: (a) 3,200,790 shares of common stock held by El Coronado Holdings, LLC (“ECH”) over which Mr. Austin serves as the sole Managing Member, (b) 70,600 shares of common stock held by Mr. Austin on his own behalf, and (c) 1,400 shares of common stock held in family trusts of which Mr. Austin is trustee. As the sole Managing Member of ECH, Mr. Austin shares with ECH the power to vote or to direct the vote or the disposition of the 3,200,790 shares of common stock held by ECH. Mr. Austin has the sole power to vote or to direct the vote or to dispose or to direct the disposition of 72,000 shares of common stock.

(5)	Includes the following securities: (a) 563,010 shares of common stock held by Walter G. Goodrich on his own behalf, (b) 381,409 shares of common stock owned by Goodrich Energy, Inc., a corporation with respect to which Walter G. Goodrich is the sole stockholder, and (c) exercisable options to purchase 205,000 shares of common stock. Walter G. Goodrich exercises sole voting and investment power with respect to the shares held by Goodrich Energy, Inc.

(6)	Includes the following securities: (a) 322,160 shares of common stock held by Mr. Turnham on his own behalf, (b) 29,950 shares of common stock held by Mr. Turnham’s wife, (c) 3,000 shares of the Company’s 5.375% Series B Convertible Preferred Stock which is convertible at any time into common stock at a rate of 1.5946 and (d) exercisable options to purchase 167,300 shares of common stock.

(7)	Includes the following securities (a) 78,733 shares of common stock held by Mr. Ferchau on his own behalf and (b) exercisable options to purchase 68,500 shares of common stock.

(8)	Includes the following securities: (a) 12,389 shares of common stock held by Henry Goodrich on his own behalf, and (b) 57,125 shares of common stock held by HGF Partnership. As the sole Managing Partner of HGF Partnership, Henry Goodrich has control of the day-to-day operations of the partnership and exclusive control of the maintenance of the partnership’s assets, including the right to acquire and convey property on behalf of the partnership.

(9)	Includes the following securities: (a) 23,144 shares of common stock held by Mr. Washington on his own behalf and (b) 300 shares of the Company’s 5.375% Series B Convertible Preferred Stock which is convertible at any time into common stock at a rate of 1.5946

(10)	Includes the following securities: (a) 10,000 shares of common stock held by a family trust (which is held in a margin account) of which Mr. Perdue is the trustee and (b) 1,300 shares held in a personal IRA.

(11)	Includes the following securities: (a) 17,455 shares of common stock held by Ms. Schott on her own behalf and (b) exercisable options to purchase 6,700 shares of common stock.

(12)	Includes currently exercisable options to purchase 701,500 shares of common stock.

(13)	Based on Schedule 13G/A filed by this security holder with the SEC on February 10, 2012. T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported a total aggregate beneficial ownership of 5,508,070 shares over which it holds sole dispositive power. T. Rowe Price holds sole voting power over 1,164,770 of the reported shares.

(14)	Based on Schedule 13G/A filed by this security holder with the SEC on March 12, 2012. BlackRock Inc. reported a total aggregate beneficial ownership of 3,870,427 shares over which it holds sole voting and dispositive power.

(15)	Based on Schedule 13G/A filed by this security holder with the SEC on February 13, 2012. Allianz Global Investors Capital LLC (“AGIC”) reported a total aggregate beneficial ownership of 2,799,736 shares. AGIC holds sole dispositive power over all of the reported shares and sole voting power over 1,739,454 of the reported shares.

(16)	Based on Schedule 13G/A filed by this security holder with the SEC on January 31, 2012. Security Investor, LLC reported a total aggregate beneficial ownership of 2,438,423 shares over which it holds sole dispositive and voting power.

(17)	Based on Schedule 13G/A filed by this security holder with the SEC on February 13, 2012. Invesco Ltd. reported a total aggregate beneficial ownership of 1,808,714 shares. Invesco Advisers, Inc., Invesco Trimark Ltd. and Invesco Powershares Capital Management are subsidiaries of Invesco Ltd. and are investment advisers which hold the reported shares. Invesco Advisers, Inc. holds sole voting a dispositive power over 1,797,726 of the reported shares. Invesco Powershares Capital Management holds sole voting and dispositive power over 10,988 of the reported shares.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board is divided into three classes (Classes I, II and III) serving staggered terms. The term of office for each of our Class II directors, Henry Goodrich, Patrick E. Malloy, III, and Michael J. Perdue, expires at the Annual Meeting. The term of office for each of our Class I directors, Josiah T. Austin, Peter D. Goodson, and Gene Washington, expires at our 2014 Annual Meeting. The term of office for each of our Class III directors, Walter G. Goodrich, Robert C. Turnham, Jr., Stephen M. Straty, and Arthur A. Seeligson, expires at our 2013 Annual Meeting. Following election to the Board, each director serves for a term of three years or until their successor is elected and qualified.

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated its current Class II directors, Messrs. Goodrich, Malloy and Perdue, for election to our Board as Class II directors with their term of office expiring at our 2015 Annual Meeting. Our Board has affirmatively determined that Mike Perdue is independent. Please see “Corporate Governance—Our Board—Board Size; Director Independence.” We have no reason to believe that any of Messrs. Goodrich, Malloy and Perdue will be unavailable for election. However, if any nominee becomes unavailable for election, our Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINATED DIRECTORS

Director Nominees

The principal occupations and other information about the Board nominees for director and our incumbent Board members are set forth below:

Class II Directors – Terms Expiring at the 2015 Annual Meeting (if re-elected)

Name	Age	Position

Henry Goodrich	81	Chairman – Emeritus, Director
Patrick E. Malloy, III	69	Chairman
Michael J. Perdue	57	Director

Henry Goodrich is Chairman of the Board—Emeritus. Mr. Goodrich began his career as an exploration geologist with the Union Producing Company and McCord Oil Company in the 1950’s. From 1971 to 1975, Mr. Goodrich was President, Chief Executive Officer and a partner of McCord-Goodrich Oil Company. In 1975, Mr. Goodrich formed Goodrich Oil Company, which held interests in and served as operator of various properties owned by a predecessor of the Company. He was elected to our board in 1995, and served as Chairman of our Board from 1996 through 2003. Henry Goodrich is the father of Walter G. Goodrich.

Patrick E. Malloy, III became Chairman of the Board of Directors in 2003. He has been President and Chief Executive Officer of Malloy Enterprises, Inc., a real estate and investment holding company, and Malloy Real Estate, Inc. since 1973. In addition, Mr. Malloy served as a director of North Fork Bancorp (NYSE) from 1998 to 2002 and was Chairman of the Board of New York Bancorp (NYSE) from 1991 to 1998. He joined the Company’s Board in 2000.

Michael J. Perdue has served as one of our directors since 2001. He is the President of PacWest Bancorp., a publicly traded holding company and of its subsidiary, Pacific Western Bank, both based in San Diego, California. Before assuming his present position in 2006, Mr. Perdue served as President and Chief Executive Officer of Community Bancorp In., from 2003. Over the course of his career, Mr. Perdue has held executive positions with several banking and real estate development organizations.

Class III Directors – Terms Expiring at the 2013 Annual Meeting

Name	Age	Position

Walter G. Goodrich	53	Vice Chairman, Chief Executive Officer and Director
Robert C. Turnham, Jr.	54	President, Chief Operating Officer and Director
Stephen M. Straty	56	Director
Arthur A. Seeligson	53	Director

Walter G. “Gil” Goodrich became Vice Chairman of our Board in 2003. He has served as our Chief Executive Officer since 1995. Mr. Goodrich was Goodrich Oil Company’s Vice President of Exploration from 1985 to 1989 and its President from 1989 to 1995. He joined Goodrich Oil Company, which held interests in and served as operator of various properties owned by a predecessor of the Company, as an exploration geologist in 1980. Gil Goodrich is the son of Henry Goodrich. He has served as a director since 1995.

Robert C. Turnham, Jr. has served as our Chief Operating Officer since 1995 and became President and Chief Operating Officer in 2003. He has held various positions in the oil and natural gas business since 1981. From 1981 to 1984, Mr. Turnham served as a financial analyst for Pennzoil. In 1984, he formed Turnham Interests, Inc. to pursue oil and natural gas investment opportunities. From 1993 to 1995, he was a partner in and served as President of Liberty Production Company, an oil and natural gas exploration and production company. He has served as a director since 2006.

Stephen M. Straty has served as one of our directors since 2009. He is the Global Head of Energy Investment Banking at Jefferies & Company, Inc. Mr. Straty joined the firm in 2008 and has 30 years of experience in finance, most recently as Senior Managing Director and Head of the Natural Resources Group at Bear, Stearns & Co., Inc. where he worked for 17 years. Mr. Straty has extensive experience in serving a broad array of energy clients, having completed over $40.0 billion in merger and acquisition and financing assignments during the past ten years.

Arthur A. Seeligson has served as one of our directors since 1995. He has been the Managing Partner of Seeligson Oil Co. Ltd. since 1996 and also manages a family investment office in Houston. Previously, Mr. Seeligson was an investment banker focused on the oil and gas industry.

Class I Directors – Terms Expiring at the 2014 Annual Meeting

Name	Age	Position

Josiah T. Austin	64	Director
Peter D. Goodson	69	Director
Gene Washington	65	Director

Josiah T. Austin is the managing member of El Coronado Holdings, L.L.C., a privately owned investment holding company. He and his family own and operate agricultural properties in the state of Arizona and northern Sonora, Mexico through El Coronado Ranch & Cattle Company, L.L.C. and other entities. Mr. Austin previously served on the Board of Directors of Monterey Bay Bancorp of Watsonville, California, and is a prior board member of New York Bancorp, Inc., which merged with North Fork Bancorporation in 1998. He is an active investor in publicly traded financial institutions and is currently on The Board of Directors of Novogen, LTD. He became one of the Company’s directors in 2002.

Peter D. Goodson has been a lead member of the Mekong Capital Advisory Board, a Vietnamese private equity firm since 2010, an operating partner of Dubilier & Company since 1998 and a visiting lecturer at Haas Business School of the University of California, Berkeley, and the Berkeley-Columbia program where he has lectured since January 2004. Mr. Goodson is a former director of dELiA*s, Inc., Montgomery Ward & Co., Kidder, Peabody & Co., Broadgate Consultants, Silicon Valley Bancshares, the former New York Bancorp, Inc., and Dial Industries. He was elected to the Company’s Board of Directors in 2011.

Gene Washington is the former Director of Football Operations with the National Football League in New York. He previously served as a professional sportscaster and as Assistant Athletic Director for Stanford University prior to assuming his position with the NFL in 1994. Mr. Washington serves and has served on numerous corporate and civic boards, including serving as a director of the former New York Bancorp, a NYSE listed company. He was elected to the Company’s Board of Directors in 2003.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position

Walter G. Goodrich	53	Vice Chairman and Chief Executive Officer, Director
Robert C. Turnham, Jr.	54	President and Chief Operating Officer, Director
Mark E. Ferchau	58	Executive Vice President
Michael J. Killelea	49	Senior Vice President, General Counsel and Corporate Secretary
Jan L. Schott	43	Senior Vice President and Chief Financial Officer

Walter G. Goodrich’s biographical information may be found under “Proposal No. 1 – Election of Directors”.

Robert C. Turnham, Jr.’s biographical information may be found under “Proposal No. 1 – Election of Directors”.

Mark E. Ferchau became Executive Vice President of the Company in 2004. He had previously served as the Company’s Senior Vice President, Engineering and Operations, after initially joining the Company as a Vice President in 2001. Mr. Ferchau previously served as Production Manager for Forcenergy Inc. from 1997 to 2001 and as Vice President, Engineering of Convest Energy Corporation from 1993 to 1997. Prior thereto, Mr. Ferchau held various positions with Wagner & Brown, Ltd. and other independent oil and gas companies.

Michael J. Killelea joined the Company as Senior Vice President, General Counsel and Corporate Secretary in 2009. Mr. Killelea has almost 25 years of experience in the energy industry. In 2008, he served as Vice President, General Counsel and Corporate Secretary for Maxus Energy Corporation, a private oil and gas exploration and production company located in The Woodlands, Texas. Prior to that time, Mr. Killelea was Senior Vice President, General Counsel and Corporate Secretary of Pogo Producing Company, a publicly traded oil and gas exploration and production company headquartered in Houston, Texas, from 2000 through 2007.

Jan L. Schott has served as our Senior Vice President and Chief Financial Officer since 2010. She joined us in 2007 as Vice President and Controller, and began serving as our Principal Accounting Officer at that time. Prior to joining the Company, Ms. Schott served as Senior Manager, Expenditure Accounting and Systems Support of Apache Corporation since 2001. From 1997 to 2001, she served consecutively in the positions of Manager, Financial Analysis; Manager, Financial Accounting; and Manager, Expenditure Accounting. Prior to joining Apache Corporation, Ms. Schott was in public accounting with KPMG LLP from 1991 to 1997. Ms. Schott is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Summary of Corporate Achievements

We focus our corporate expertise on shale resources, using our experience and knowledge to find, evaluate, develop and operate unconventional oil and natural gas resources. Our strategy is to evaluate and enter promising new resource plays early, and at a low cost, which minimizes financial risk and leverages our expertise. However, the share price performance of an exploration and production (E&P) company, such as Goodrich, is attributable in part to a number of factors that are outside the control of management. Those factors which impact demand fundamentals for oil and gas, include:

•

Commodity prices. Much of our asset value fluctuates with commodity prices. Because the majority of our current proved reserves are composed of natural gas, we have significant exposure to changes in natural gas prices. Consequently, our share price performance may not necessarily reflect our performance in the factors that we can control.

•

Business cycle. Given the cyclical nature of the oil and gas business, and the uncontrollable factors of commodity prices, we make decisions with a long-term outlook for managing through the cycles. We believe there are times when our share price performance does not reflect our long-term net asset value due to prevailing near-term commodity prices.

Although a significant portion of share price performance is a function of the uncontrollable factors identified above, our management team is focused on the operational and financial factors it can control, which are associated with building long-term asset value, while taking initiatives to mitigate certain risks.

The following achievements highlight our success in 2011 and track record of executing our strategy for increasing long-term net asset value:

•

Production growth. Increased oil and gas production to 40.0 billion cubic feet equivalent (Bcfe) in 2011, an 18.7% increase over 2010 and 34.3% increase over 2009, setting a company record for the fifth consecutive year. Since 2004, our team has increased production every year and between 2004 and 2011 total company production has grown at a compound annual rate of 26.6%

•

Increasing oil production by strategic positioning in prolific hydrocarbon-bearing regions. As part of our long-term strategy, the Company made significant progress in 2011 in transitioning from being primarily a natural gas company to a company with significant, growing oil production. We increased high-value crude oil to 10% of our total production in 2011, up from almost zero in 2010. This achievement was made possible by our proactive move into the crude oil window of the prolific Eagle Ford Shale play of South Texas. Consistent with our long-term strategy, we were an early entrant into the oil window of the Eagle Ford Shale trend in La Salle and Frio counties, South Texas when we acquired 39,000 net acres at an average cost per acre of $1,650 per acre. Recent transactions in the play have reached north of $10,000 per acre. At a time when NYMEX crude oil prices per barrel are trading at approximately 38 times that of NYMEX natural gas per MMBtu, well above the 6-to-1 energy equivalent ratio, the increase in oil production, primarily from the Eagle Ford, has resulted in a disproportionately higher realized price on an equivalent basis, expanding our cash margin and enhancing cash flow per-share.

Another new opportunity identified by our technical team is the Tuscaloosa Marine Shale oil trend of Louisiana and Mississippi. Based on our analysis of the data, in 2011 we acquired leases covering approximately 80,000 net acres in this emerging play for about $15 million, or an average of $175 per net acre.

•

Cost control. Decreased lease operating expense (“LOE”) by 30.8% from 2010 to an average $0.54 per Mcfe, improving margins, cash flow and returns. Historical LOE per Mcfe has been $0.78, $1.01, $1.32 and $1.40 in 2010, 2009, 2008 and 2007, respectively. Cost control is a key performance indicator for exploration and production companies. Companies that are successful over the long-term seek to minimize per-unit costs to enhance margins and economic returns. Since 2007, we have consistently reduced per-unit LOE by (a) improving operational efficiencies, (b) increasing drilling success leading to production increases, and (c) divesting non-core, high-cost legacy assets.

•

Hedging strategy. Management has made efforts to minimize the effects of exposure to depressed natural gas prices, the lowest in over ten years, by implementing a successful hedging strategy. For 2011, when factoring in our hedges, our average realized price was $5.79 per Mcfe versus $5.12 per Mcfe in the prior year. In 2011, our commodity price hedging program protected our cash margins and generated a realized gain of $31.3 million for the year, or $0.78 per Mcfe.

•

Drilling success and finding and development cost. Drilled and completed 13 net Eagle Ford Shale trend wells in 2011 at a 100% success rate with a total company finding and development cost of $2.56 per Mcfe (or $15.36 per BOE). Our team’s technical expertise and ability to execute our operations plan supports our growth goals and financial objectives. Not only have we captured a significant resource for long-term visible growth potential in the Eagle Ford Shale, but we also have a team with a proven track record, including the knowledge, business processes and skill to develop this resource at a reasonable cost, enhancing long-term economic returns.

•	Production replacement. Replaced 174% of production in 2011. Growth in proved reserves is essential to increasing long-term intrinsic value.

Overview of Our Executive Compensation Program

Our continued success is contingent on our ability to recruit, develop, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. As a result, we seek to deliver fair and competitive compensation for our executive officers by structuring our executive compensation program principally around three goals. First, we maintain compensation at competitive market levels, targeting a broad range of comparative pay of the Peer Companies (defined below). Second, we believe our executive officers should be rewarded for executing performance goals designed to generate returns for our stockholders. As a result, we tie selected elements of our executive compensation program to company performance goals. Third, we seek to retain and motivate our executives through the grant of restricted phantom stock awards, which vest over three years, commencing on the first anniversary after the grant date. Our Chief Executive Officer (“CEO”) and our President are each significant stockholders, and the award of restricted phantom stock grants directly align their interests with our stockholders.

The CEO annually reviews the performance of each member of our executive management team (other than his own performance, which is reviewed by the Compensation Committee of our Board of Directors, for purposes of this Compensation Discussion and Analysis, the “Committee”). The conclusions reached and recommendations based on these reviews, including base salary adjustments, annual cash incentive awards, and equity awards are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards prior to presenting to the full Board for approval and retains the discretion to recommend awards in excess of the target bonus percentage.

Throughout this proxy statement, the individuals who served as our CEO and our Chief Financial Officer during the fiscal year ended December 31, 2011, as well as the other individuals included in the “Summary Compensation Table” are referred to as “Named Executive Officers” or “NEOs”.

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term stockholder value. To that end, the Committee bases its executive compensation decisions on the following objectives:

•

Compensation should reflect the value of the officer’s job in the marketplace.  To recruit, develop and retain a highly skilled work force, we must remain competitive with the pay of other employers that compete with us for talent.

•

Compensation should be based on the level of job responsibility as well as individual and company performance.  As employees progress to higher levels in our organization, an increasing proportion of their pay should be linked to Company performance because they are in a position to have greater influence on Company results.

•

Compensation should reward individual performance and achievement of overall company goals.  Our programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where performance falls short of expectations and/or the Company does not meet the goals set by the Board, our executive compensation program should deliver less compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, our executive compensation program should continue to ensure that successful, high-achieving employees will remain motivated to perform and committed to us.

The Committee has established a number of processes to assist it in ensuring that our executive compensation program is achieving these objectives. Among those are:

•

Competitive Comparisons.  The Committee reviewed information provided by Equilar, an independent data source for executive compensation information, regarding relevant market data for cash and non-cash compensation for our executive officers. Providing insight into competitive market practices and relevant executive pay and performance data, Equilar provides the E&P industry with a comprehensive, searchable database for compensation data gathered from proxy filings. The database allows the Committee to compare our executive compensation program with a group of peer companies in the upstream exploration and production sector of the oil and gas industry with market capitalizations similar to ours, as well as geographic areas of operation, industry-specific operations, and corporate structure (“Peer Companies”).

Our group of Peer Companies in 2011 included: Bill Barrett Corp., Brigham Exploration, Cabot Oil & Gas Corp., Carrizo Oil & Gas Inc., Comstock Resources, EXCO Resources, Inc., GMX Resources, Inc., Penn Virginia Corp., Petrohawk Energy Corp., Petroquest Energy, Inc., Quicksilver Resources, Inc., Rosetta Resources, St. Mary Land and Exploration, and Swift Energy Co. The Committee uses the data from the Peer Companies primarily to ensure that our executive compensation program as a whole is competitive, rather than to benchmark any element of our compensation package to a certain level or percentile among our peers.

The Committee has recently gone through a selection process for an independent compensation consultant and retained Longnecker & Associates. Although Longnecker & Associates was not involved with compensation decisions in 2011, Longnecker & Associates will be working with the Committee in 2012 and reviewing our executive compensation program. Longnecker & Associates has reviewed this proxy statement for best practices and straightforward communications to shareholders.

•

Assessment of Performance.  The Committee has established specific Company performance measures that determine the size of incentive payouts for our executive officers. These Company performance measures are discussed in more detail below.

•

Total Compensation Review.  Historically, each December the Committee reviews each executive officer’s base pay, annual cash incentive and long-term equity-based incentives. In December 2011, the Committee approved awards of long-term equity-based incentives, as well as the annual cash incentive awards to be paid in March 2012. In addition to these primary compensation elements, the Committee periodically reviews perquisites and other compensation as well as payments that would be required under the Company’s severance agreements. Following the 2011 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Elements of Our Executive Compensation Program

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our Peer Companies. In furtherance of these goals, our executive compensation program consists of six basic components:

•	base salaries;

•	discretionary bonus awards;

•	annual cash performance-based, incentive awards;

•	long-term equity-based incentives;

•	severance benefits; and

•	health insurance, retirement and other perquisites.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our executive officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. To achieve this goal, the Committee uses Peer Company compensation data as previously discussed. In addition, the Committee considers the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance as well as our cash flow, operational performance and progress in implementing our business strategy in establishing increases in base salaries for our executive officers.

For 2011, the base salaries for Messrs. Goodrich, Turnham, Ferchau, Killelea, and Ms. Schott increased by an average 12%. In making the determination to increase these base salaries, the Committee reviewed each executive officer’s contributions toward achieving the 2010 corporate goals, the lack of salary adjustments for 2010 for Messrs. Goodrich, Turnham and Ferchau, as well as the compensation market data summarized as part of our compensation comparison process described above. These increases are meant to reflect the value of the officer’s job in the marketplace and are based on the level of job responsibilities that we expected the officer to fulfill in 2011.

Bonus Awards

The Committee has granted our CEO the authority to grant discretionary bonus awards in recognition of extraordinary individual performance. Ms. Schott was awarded a discretionary bonus of $20,000 in January 2011 for her leadership in effecting the issuance of the Company’s 8.875% Senior Notes due 2019, which required the accelerated filing of our Annual Report on Form 10-K for the year ended December 31, 2010. The amount of the award was determined in the CEO’s discretion based on his subjective determination of an appropriate amount.

Annual Cash Incentive Performance Awards

At the core of our executive compensation philosophy is a belief that pay should be linked directly to performance. Accordingly, we have adopted a set of performance measurements that are designed to provide specific goal-oriented incentives to our executive officers and to tie the annual cash incentive compensation of those officers to Company performance guidelines. In adopting the Company performance measures, the Committee and our Board determined that a majority (60%) of the annual cash incentive award should be determined by an objective or formula driven plan, a significant portion (30%) should be determined by subjective measures related to Company performance, and the small remainder (10%) should be based on subjective review of individual performance. Company performance measures are based on metrics that the Committee uses to evaluate the performance of the Company. Payment amounts and recommendations for our executive officers (other than the Chief Executive Officer) are presented to the Committee by the Chief Executive Officer along with the year end results of each performance measure. Bonuses for all executive officers are determined by the Committee and presented to the Board for approval. Our Chief Executive Officer reviews the performance of each executive officer with the Committee on an annual basis. The performance of our Chief Executive Officer is reviewed by the Committee and approved by our Board.

Each NEO is assigned a target potential annual incentive payout amount based upon a percentage of his or her salary. The size of these potential payout amounts is consistent with the Committee’s competitiveness objectives regarding total compensation discussed above. For Messrs. Goodrich and Turnham, the target payout amount is 150% of salary. As Executive Vice President, Mr. Ferchau’s target potential amount is equal to 100% of his salary. As Senior Vice Presidents, Mr. Killelea’s and Ms. Schott’s target potential amount is equal to 80% of their respective salaries. The target potential payout amounts for Messrs. Goodrich and Turnham were increased from 100% in 2010 to 150% in 2011 as acknowledgment of the exceptional Company performance highlighted above, and to remain competitive with compensation arrangements of similarly situated executive officers in our Peer Companies. The Committee’s general philosophy is that a NEO will receive a cash amount equal to his or her target payout amount if the Company achieves all of its performance goals at the Exceptional level, which is described in greater detail below.

When determining the maximum payout amount of the annual cash incentive award, 60% of the potential payout amount is dependent on the achievement of objective Company performance goals. Each performance goal may achieve one of four possible grades: Exceptional, Very Good, Good and Poor, with specific performance targets identified for each grade. Annual performance with results of Poor for any performance component yields no annual cash incentive payout with respect to that component for the executive officer. Results of “Exceptional” for any components will result in the maximum payout for that component. In the event that a result of an “Exceptional” level occurs for each component, the individual would receive a payout equal to 60% of his or her maximum annual incentive award.

In addition, an amount equal to up to 30% of the target potential payout amount may be awarded by the Committee based on its subjective evaluation of the performance of the Company. This discretionary amount enables the Committee to recognize Company performance, as well as achievements that are more difficult to quantify, such as the successful implementation or continued execution of our long-term strategy.

Finally, the Committee may, in its discretion, recommend to the Board that our executive officers receive a payout equal to up to 10% of their target payout amount based on the Board’s subjective evaluation, in the case of our CEO, and based on the subjective evaluation by Mr. Goodrich, of the other NEOs, of individual performance over the course of the year. The determination to pay out any amounts under this category is not based on any specific quantitative or qualitative factors. Rather, the Committee considers a variety of factors with no relative weighting and subjectively determines whether any amounts should be paid out. The Committee also retains the discretion to recommend a payout amount that exceeds the target potential payout amount originally established for each individual NEO.

The following chart presents information about the specific performance targets established by the Committee at the maximum achievement level, the Company’s actual performance results, the target incentive opportunities for our NEOs and the actual percentage amounts that were paid out:

Performance Measure	“Exceptional” Target	“Very Good” Target	“Good” Target	“Poor” Target	Actual 2011 Company Performance	Maximum Incentive Opportunity (% of target bonus)	Actual % of Target Bonus Awarded
Production Growth	>12.5%	10% - 12.5%	7.5%-9.9%	<7.5%	19%	12.5%	12.5%
Reserve Replacement	>200%	161% - 200%	115.0%-160.0%	<115.0%	174%	10%	5.0%
Finding & Development Costs – Natural Gas	<$2.50	$2.50 - $2.75	$2.76-$3.00	>$3.00	$2.05	5.0%	5.0%
Finding & Development Costs – Oil	<$32.00	$32.00-$35.00	$35.01-$38	>$38.00	$26.26	5.0%	5.0%
Lease Operating Expense per Mcfe	<$0.70	$0.70 - $.90	$0.91-$1.10	>$1.10	$0.53	12.5%	12.5%
Growth in EBITDAX	>150%	125%-150%	100%-124.9%	<100%	154.4%	15%	15.0%
Individual Performance	N/A	N/A	N/A	N/A	N/A	10%	10%
Discretionary Award	N/A	N/A	N/A	N/A	N/A	30%	25%
TOTAL	-	-			-	100%	90.0%

As reflected in the table above, the Company exceeded the “Exceptional” or maximum targets for the Production Growth, Finding and Development Costs, Lease Operating Expense per Mcfe and EBITDAX performance measures and achieved a “Very Good” level of performance with respect to Reserve Replacement. This resulted in payout amounts equal to 55% of each NEO’s target payout amount.

The individual performance and contributions of each of our NEOs, were also subjectively evaluated by the Committee in determining whether to award the maximum 10% of the potential target payout amount under the individual performance category. The Committee generally considered Mr. Goodrich’s contributions to the Company performance and reviewed Mr. Goodrich’s subjective assessment of the contributions of each of the other NEOs. The Committee determined that each NEO had contributed at the highest level to the success of management as a team and to the Company’s achievements discussed above in “Summary of Corporate Achievements.”

Finally, the Committee exercised its judgment and awarded 25% of the maximum 30% available under the discretionary component related to Company performance. In determining how much of the 30% discretionary award for Company performance would be awarded, the Committee considered a variety of factors, including a number of accomplishments over the year, such as(i) a successful issuance of $275 million of high yield bonds, the proceeds of which were used to refinance existing debt, (ii) evaluating and delineating the drilling inventory on the Company’s Eagle Ford shale acreage in South Texas, (iii) the entry into the Tuscaloosa Marine Shale play in Mississippi and Louisiana with the acquisition of approximately 80,000 net acres, (iv) the decrease in lease operating expense by 30.8% to an average $0.54 per MCFE, improving margins, cash flow and returns, and (v) increasing oil and gas production, setting a company record for the fifth consecutive year.

Accordingly, each of our NEOs was eligible for an incentive award payout equal to 90.0% of their respective target payout amounts in 2011.

The plan and performance measures are reviewed and annually updated and amended as the Committee deems necessary. The Committee also determines whether the performance measures and standards are appropriate for us and whether the full range of possible payouts makes sense relative to each applicable performance measure, as well as our total compensation. Also, the Committee reviews potential results of the subjective performance measures and determines whether or not the guidelines being tied to an individual’s annual salary are appropriate.

Long-Term Equity-Based Incentives

The specific objectives of our long-term equity-based compensation plan are to attract, motivate, and retain the services of key employees and enhance a sense of ownership, as well as to encourage those persons to assist in our development, growth and financial success. To align the compensation of our executive officers with the attainment of our business goals and an increase in stockholder value, we currently award grants of restricted phantom stock, which are subject to time-based vesting requirements, as part of our total compensation package. These grants are made pursuant to our 2006 Long-Term Incentive Plan, as amended.

We consider the proportion of equity-based incentives to salary and cash incentives when determining the size of grants of restricted phantom stock. In 2011, this proportion was approximately 45 to 50% for all of our NEOs. We believe this proportion reflects a correlation between executive compensation and Company performance in both the short and long-term. The amount of equity incentive compensation granted for 2011 performance was determined such that total compensation would be competitive with similar executive officers in our compensation peer group. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our common stock.

Historically, we awarded a combination of stock option and restricted phantom stock grants to our executives. We have expensed stock option grants under the Share-Based Payments Topic of the Financial Accounting Standards Board’s Accounting Standards Codification (the “Codification”) beginning in 2006. While we still have that ability under our 2006 Long-Term Incentive Plan, our Committee has favored awards of restricted phantom stock in recent years. Since our adoption of the Share-Based Payments Topic of the Codification in 2006, we have, during most market conditions, generally concluded that the value of stock options as perceived by the recipients was incongruent with the cost required to be recognized by the Company in its financial statements prepared in accordance with GAAP. As such, and unless market conditions suggest otherwise, the Company has granted restricted phantom stock to its executive group in lieu of a combination of restricted shares and stock options.

We believe that providing grants of restricted phantom stock focuses the named executives on delivering long-term value to our stockholders, while providing value to the executives in the form of equity awards. A grant of restricted phantom stock offers executives the opportunity to receive shares of our common stock on the date the forfeiture restriction lapses. In this regard, restricted phantom stock serves both to reward and retain executives, as the value of the restricted phantom stock is linked to the price of our common stock on the date the forfeiture restrictions lapses.

Each of the NEOs received grants of restricted phantom stock in December 2011 based on performance and for services rendered by each NEO during fiscal year-ended 2011. Our restricted phantom stock awards vest in three equal annual installments beginning one year after the grant date. We believe that these vesting schedules aid us in retaining executives and motivating longer-term performance.

Severance Benefits

We have severance agreements with Messrs. Goodrich, Turnham, and Ferchau. Mr. Killelea and Ms. Schott are covered by the Goodrich Petroleum Officer Severance Plan. We believe that the severance payments and other benefits provided under these agreements and the severance plan are appropriate, accounting for the time that is expected to take a separated officer to find another job following a termination that may have been outside of his or her control. Under the agreements and this plan, each officer is eligible for severance payments and other benefits if the officer’s employment is terminated without cause or due to a change of control (each a “Triggering Event”) as described below and under “Potential Payments Upon Termination or Change in Control” of this proxy statement.

•

Without Cause.  Payments and other benefits are provided under the separation agreements and the plan if the officer is terminated without cause. The payments and other benefits provided upon this Triggering Event are intended to ease the consequences to the separated officer of an unexpected termination that under different circumstances would not have occurred and which is beyond the control of the officer.

•

Change of Control.  Recognizing the importance of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, we provide payments and other benefits under the separation agreements if an officer is terminated due to a change in control. We believe that use of this Triggering Event protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through (1) providing incentives to our officers to remain employed by us despite uncertainties while a transaction is under consideration or pending and (2) assuring severance and benefits for terminated officers.

Other Benefits

In addition to base pay, annual cash incentive, long-term equity-based incentives and severance benefits, we provide the following forms of compensation:

•

401(k) Savings Plan.  We have a defined contribution profit sharing 401(k) plan designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan in cash, up to a maximum of 6% of eligible deferrals. Employees are immediately 100% vested in company contributions.

•

Health and Other Welfare Benefits.  Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.

•

Perquisites.  We do not provide significant perquisites or personal benefits to our executive officers. To the extent perquisites or other personal benefits are provided, they are determined on an individual basis as appropriate in light of competitive standards and the performance of our executive officers.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Stock ownership guidelines have not been implemented by the Committee for our executive officers. In addition, we do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation

Our Board has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct non-performance based compensation in excess of $1,000,000 to our CEO and our three other most highly compensated employees other than our Chief Financial Officer. While the deductibility of compensation is important to us and actions will, when deemed appropriate, be taken to ensure the deductibility of compensation, the Committee has also determined that some flexibility is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs.

Advisory Vote

At our 2011 annual meeting, we held an advisory vote on 2010 executive compensation, and we received 87% support of votes cast. Additionally, our stockholders expressed their preference for an advisory vote on executive compensation occurring every year, and we have implemented that recommendation. Based upon the Committee’s continual review of our programs, as well as the support expressed by stockholders, the Committee felt that it was appropriate to maintain the core components of our current executive compensation program for 2011.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis.” Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Gene Washington, Chairman

Josiah T. Austin

Arthur A. Seeligson

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our NEOs, information relating to the compensation earned for services rendered in all capacities. Our NEOs consist of our Chief Executive Officer, Chief Financial Officer, and three of our other most highly compensated executive officers.

Summary Compensation for Year Ended December 31, 2009, 2010 and 2011

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
		($)	($)	($)	($)	($)	($)

Walter G. Goodrich Vice Chairman and Chief Executive Officer	2011	460,000		920,003	621,000	14,700	2,015,703
	2010	409,500		819,007	337,838	14,700	1,581,045
	2009	409,500		818,996	358,313	14,700	1,601,509

Robert C. Turnham, Jr. President and Chief Operating Officer	2011	435,000		870,000	587,250	14,700	1,906,950
	2010	367,500		735,008	303,188	14,700	1,420,396
	2009	367,500		735,003	321,563	14,700	1,438,766

Mark E. Ferchau Executive Vice President	2011	340,000		680,006	306,000	14,700	1,340,706
	2010	309,750		619,502	255,544	14,700	1,199,496
	2009	309,750		619,491	271,031	14,700	1,214,972

Jan L. Schott(4)	2011	280,000	20,000	420,002	201,600	14,700	936,302
Senior Vice President, and Chief Financial	2010	219,396		359,996	118,800	13,163	711,355
Officer

Michael J. Killelea Senior Vice President, General Counsel and Corporate Secretary	2011	275,000		412,496	198,000	14,700	900,196
	2010	247,200		370,799	122,364	14,700	755,063
	2009	229,230		356,000	105,000	13,154	703,384

(1)	Ms. Schott received a $20,000 discretionary bonus in January 2011.
(2)	The amounts included in the “Stock Awards” column reflects the grant date fair value of the awards under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, assuming the completion of the service-based vesting conditions to which such awards are subject. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by our NEOs. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2009, 2010, and 2011 included in our Annual Report on Form 10-K.
(3)	The amounts included in the “All Other Compensation” column represent Company matching contributions to the Named Executive Officer’s 401(k) savings plan account. No Named Executive Officer received any perquisites for which the aggregate amount exceeded $10,000.
(4)	Ms. Schott became an executive officer in March 2010.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our NEOs under any plan, including awards, if any, that have been transferred.

Grants of Plan-Based Awards for Year Ended December 31, 2011

  Estimated Possible Payouts Under

Non-Equity

        Incentive Plan Awards((1))

Name	Grant Date	Target (2)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards
		($)	(#)	($)
Walter G. Goodrich	12/13/2011	690,000	65,574	920,003

Robert C. Turnham, Jr.	12/13/2011	652,500	62,010	870,000

Mark E. Ferchau	12/13/2011	340,000	48,468	680,006

Jan L. Schott	12/13/2011	224,000	29,936	420,002

Michael J. Killelea	12/13/2011	220,000	29,401	412,500

(1)	These columns show the potential value of the payout for each NEO under our annual cash incentive plan if the maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the CD&A.
(2)	The Committee retains the discretion to recommend an award in excess of the maximum annual incentive plan award pre-determined for each NEO.
(3)	On December 13, 2011, the Board awarded restricted phantom stock to the NEOs based upon 2011 Company performance and services rendered.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

2006 Long-Term Incentive Plan.

Restricted Phantom Stock.  The restricted phantom stock awards vest in one-third increments on each anniversary of the grant date, and will vest earlier upon the grantee’s termination of employment due to his death or disability. In addition, the restricted phantom stock will vest on a change in control of the Company (see the “Potential Payments Upon Termination or Change in Control” section below for definitions). Payment of vested restricted phantom stock may be made in cash, shares of our common stock or any combination thereof, as determined by the Committee in its discretion. Any payment to be made in cash will be based on the fair market value of a share of common stock on the payment date.

Non-Equity Incentive Plan Compensation.

In May 2011, the Committee approved the 2011 performance criteria under our annual cash incentive compensation plan.

For a description of the plan, please see “Compensation Discussion and Analysis — Annual Cash Incentive Awards.”

Salary in Proportion to Total Compensation. As noted in “Compensation Discussion and Analysis,” we believe that a significant portion of each NEO’s compensation should be in the form of equity awards, principally in the form of restricted phantom stock grants. The percentage of each NEO’s total compensation that was paid and awarded for 2011 in the form of base salary was approximately 23% for each of Messrs. Goodrich and Turnham; 26% for Mr. Ferchau; 31% for Mr. Killelea and 32% for Ms. Schott, which includes her $20,000 bonus.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our NEOs.

Outstanding Equity Awards as of December 31, 2011

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
			($)		(#)		($)(1)
Walter G. Goodrich	70,000		16.46	12/21/2014	12,325	(2)	169,222
	135,000		23.39	12/06/2015	34,470	(3)	473,273
					65,574	(5)	900,331

Robert C. Turnham, Jr.	42,300		16.46	12/21/2014	11,061	(2)	151,868
	125,000		23.39	12/06/2015	30,934	(3)	424,724
					62,010	(5)	851,397

Mark E. Ferchau	45,000		16.46	12/21/2014	9,322	(2)	127,991
	23,500		23.39	12/06/2015	26,073	(3)	357,982
					48,468	(5)	665,466

Jan L. Schott	3,400	6,600	21.59	02/12/2015	3,198	(2)	43,909
					15,151	(2)	208,023
					29,936	(5)	411,021

Michael J. Killelea					3,386	(2)	46,490
					15,606	(3)	214,270
					1,666	(4)	22,874
					29,401	(5)	403,676

(1)	The market value reported was calculated utilizing our closing stock price on December 31, 2011, the last trading day of the fiscal year, which was $13.73.
(2)	Restricted phantom stock vests on December 2, 2012.
(3)	Restricted phantom stock vests in one-half increments on December 9, 2012 and 2013.
(4)	Restricted phantom stock vested on January 19, 2012.
(5)	Restricted phantom stock vests in one-third increments on December 13, 2012, 2013 and 2014.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted phantom stock awards during the fiscal year ended December 31, 2011 on an aggregated basis with respect to each of our NEOs. None of our NEOs exercised a stock option award during the 2011 year.

Stock Vested for the Year Ended December 31, 2011

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)

Walter G. Goodrich	45,901	757,204
Robert C. Turnham, Jr.	41,450	684,879
Mark E. Ferchau	33,913	555,968
Jan L. Schott	15,427	252,293
Michael J. Killelea	12,856	205,867

Potential Payments Upon Termination or Change in Control

The discussion below discloses the amount of compensation and/or other benefits potentially due to Messrs. Goodrich, Turnham, Ferchau and Killelea, and Ms. Schott in the event of a change in control, or a termination of their employment, including, but not limited to, in connection with a change in control of the Company. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their respective termination or upon a change in control. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company or upon the Company’s change in control. We believe that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change-of-control. Likewise, post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the company without allowing personal considerations to cloud the decision-making process.

Severance Agreement

Each of Messrs. Goodrich, Turnham, and Ferchau entered into a severance agreement with the Company providing for a cash lump sum payment to each of them in the event of their termination of employment without “cause” or due to a “change in duties,” during the eighteen (18) month period immediately following a “change in control,” each term as defined below. The amount to which each is entitled is equal to two (2) times his then “current annual rate of total compensation,” to be paid within a ninety (90) day period following the applicable termination of employment, or in the event the executive is a “specified employee” as defined in Section 409A of the Code at the time of termination, on the first business day following the six (6) month period immediately following the executive’s termination of employment. The severance agreement also provides for continued health and life insurance coverage under the Company plans (or the equivalent thereof) for each of them through the second anniversary of their respective termination of employment date, but only to the extent that the continuation of benefits is exempt from Section 409A of the Code. In the event that payments pursuant to the severance agreements create excise taxes for the executive pursuant to Section 4999 of the Code, we will provide the executive with an additional payment solely to compensate them for the additional excise tax payment; the additional payment is not intended to apply to the income, excise or other taxes that such an additional payment may create for the executive.

The severance agreements define “cause” as (1) a material failure to perform expected duties, (2) the commission of fraud, embezzlement, or misappropriation against us, (3) a material breach by the executive of his fiduciary duty, or (4) a conviction of a felony offense or a crime involving moral turpitude.

The executive’s “current annual rate of total compensation” is comprised of the executive’s annual base salary, the annual cash bonus last awarded to the executive prior to the change of control, and the value of the equity-based compensation awards granted to the executive during the twelve (12) months immediately prior to the change of control. All equity awards to be included in this calculation will be valued as of the date of grant.

A “change of control” of the Company will be deemed to have occurred upon the occurrence of the following events: (1) a sale or other transfer of all or substantially all of our assets, (2) our liquidation or dissolution, (3) a person or group becomes the beneficial owner of fifty percent (50%) or more of our voting power, or (4) a merger or consolidation, unless for at least six (6) months after the transaction, we own at least fifty percent (50%) of the total voting power of all the voting securities.

The executives may voluntarily resign upon a “change in duties” upon (1) a reduction in the executive’s duties or responsibilities, (2) a reduction in the executive’s “current annual rate of total compensation” or (3) a change in location of the executive’s principal place of business of more than fifty (50) miles.

Officer Severance Plan

Each of Mr. Killelea and Ms. Schott are covered under the Goodrich Petroleum Officer Severance Plan which provides for a cash lump sum payment to each of them in the event of their termination of employment without “cause” or due to a “change in duties,” during the eighteen (18) month period immediately following a “change in control,” each term as defined below. Prior to any payments under the Officer Severance Plan becoming payable, however, the executive will be required to file a general release in the Company’s favor. The amount to which each is entitled is equal to two (2) times the sum of his annual base salary (defined below) and target bonus amount (defined below), to be paid no later than the ten (10) day period following the executive’s release becoming irrevocable, or in the event the executive is a “specified employee” as defined in Section 409A of the Code at the time of termination, on the first business day following the six (6) month period immediately following the executive’s termination of employment. The severance plan also provides for continued health coverage under the Company plans (or the equivalent thereof) for each of them for up to 18 months from their respective termination of employment date, but only to the extent that the continuation of benefits is exempt from Section 409A of the Code. In the event that payments pursuant to the severance plan create excise taxes for the executive pursuant to Section 4999 of the Code, we will provide the executive with an additional payment solely to compensate them for the additional excise tax payment; the additional payment is not intended to apply to the income, excise or other taxes that such an additional payment may create for the executive.

If either executive incurs an involuntary termination prior to a change of control, then such executive is entitled to receive 50% of the sum of his annual base salary and target bonus amount as well as up to six months of continued health benefits.

A “change in duties” and a “change in control” under the severance plan are defined similarly to a “change in duties” and a “change in control” under our individual severance agreements.

The severance plan defines “cause” as (1) a material failure to perform expected duties, (2) a conviction of a felony offense or a crime involving moral turpitude, or (3) gross negligence or willful misconduct in the performance of duties.

The executive’s annual base salary shall mean the highest rate of base salary in effect during the six-month period ending immediately prior to the change of control or involuntary termination and the executive’s target bonus amount shall mean an amount equal to the product of (i) the Executive’s annual base salary and (ii) the executive’s target bonus percentage for the fiscal year of the Employer immediately preceding the year of termination.

An “involuntary termination” shall mean any termination of the executive’s employment with the Company that results from either (i) termination (whether before, on or following a change of control) by the Company other than for cause; or (ii) upon a change in duties by the executive on or within 18 months following a change of control.

Equity-Based Compensation Plans

In addition, each of Messrs. Goodrich, Turnham, and Ferchau hold stock options granted under the Goodrich Petroleum Corporation 1995 Stock Option Plan (“1995 Plan”). Options granted under the 1995 Plan become fully exercisable upon the grantee’s termination of employment with the Company due to death or disability. In addition, the 1995 Plan provides the administrative committee discretion to accelerate options upon a “change in control,” as defined in the 1995 Plan. A “change of control” under the 1995 plan will be deemed to have occurred upon the occurrence of any of the following events: (1) a person or group of persons becomes the beneficial owner of fifty percent (50%) or more of our voting power, (2) a merger where we are not the surviving entity, (3) an election of directors in which more than one-half of our incumbent directors are not reelected, (4) the sale or other transfer of all or substantially all of our assets or (5) our liquidation or dissolution.

The Company maintains the Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan (“2006 Plan”), under which each of Messrs. Goodrich, Turnham, Ferchau, and Killelea, and Ms. Schott have received grants of stock options and “ restricted” phantom stock. The terms of the 2006 Plan and related award agreements provide for options to become fully vested and exercisable upon a “change of control” (as defined below) of the Company or upon the grantee’s termination of employment due to death or disability. Restricted phantom stock granted under the 2006 Plan become fully vested upon a change of control of the Company, or upon a grantee’s termination of employment with the Company due to death or disability. A “change of control” of the Company is defined for purposes of the 2006 Plan as a change of control event as defined in the regulations and guidance issued under Section 409A of the Code. Our Committee has the authority to provide for alternative acceleration or exercise treatment for the awards granted pursuant to the 2006 Plan at its discretion, but for purposes of the table below, we have assumed that the executives would receive the treatment of their equity awards as currently noted in the 2006 Plan and their award agreements.

As to the options granted under the 1995 Plan and the 2006 Plan, accelerated vesting results in an amount equal to the difference between the exercise price for each option and the market price per share, multiplied by the number of shares.

A summary of the possible cash severance payments and continuation of health and life insurance coverage, as well as the accelerated vesting or settlement of the options and restricted phantom stock, are detailed below for each of the named executive officers. The value of all equity awards is based upon the closing price of our stock on December 31, 2011, or $13.73. None of our NEOs held unvested stock options that had an exercise price at or above our closing stock price of $13.73, thus there are no stock option awards reflected in the tables below because the executives would not receive any value with respect to these “underwater” options.

Executive	Death or Disability	Change in control followed by a termination without cause or a change in duties	Termination without cause	Change in Control without a Termination of Employment

	($)	($)	($)	($)

Walter G. Goodrich

Cash Severance (1)	-	3,435,682	3,435,682	-

Health and Life Continuation (2)	-	71,336	71,336	-

Accelerated Equity Awards (3)	1,542,826	1,542,826	-	1,542,826

Total	1,542,826	5,049,844	3,507,018	1,542,826

Robert C. Turnham, Jr.

Cash Severance (1)	-	3,216,376	3,216,376	-

Health and Life Continuation (2)	-	71,336	71,336	-

Accelerated Equity Awards (3)	1,427,989	1,427,989	-	1,427,989

Total	1,427,989	4,715,701	3,287,712	1,427,989

			-

Mark E. Ferchau

Cash Severance (1)	-	2,551,100	2,551,100	-

Health and Life Continuation (2)	-	71,336	71,336	-

Accelerated Equity Awards (3)	1,151,439	1,151,439	-	1,151,439

Total	1,151,439	3,773,875	2,622,436	1,151,439

Michael J. Killelea

Cash Severance (1)		990,000	247,500

Health Continuation (2)		49,782	16,594

Accelerated Equity Awards (3)	688,812	688,812	-	688,812

Total	688,812	1,728,594	264,094	688,812

Jan L. Schott

Cash Severance (1)		1,008,000	252,000

Health Continuation (2)		32,903	10,968

Accelerated Equity Awards (3)	662,953	662,953		662,953

Total	662,953	1,703,856	262,968	662,953

1.  The total compensation used to determine the amount of cash severance each executive would have been entitled to as of December 31, 2011 is comprised of the following amounts:

a.  Mr. Goodrich: $460,000 in annual salary; $337,838 in bonus, and $920,003 for the value of the previous year’s equity awards

b.  Mr. Turnham: $435,000 in annual salary; $303,188 in bonus, and $870,000 for the value of the previous year’s equity awards

c.  Mr. Ferchau: $340,000 in annual salary; $255,544 in bonus, and $680,006 for the value of the previous year’s equity awards

d.  Mr. Killelea: $275,000 in annual salary and $220,000 in target bonus amount.

e.  Ms. Schott: $280,000 in annual salary and $224,000 in target bonus amount.

2.  The amounts disclosed above for the continuation of health and life insurance were calculated by using the current cost for health and life insurance (if applicable) for each executive as of December 31, 2011 under our current health and life insurance plans. The continuation costs could be more or less than the amounts disclosed above depending on the time of the executive’s actual termination of employment.

3.  The acceleration of equity for each of the executives is comprised restricted phantom stock for all of the executives pursuant to the 2006 Plan. Amounts disclosed in the table above reflect:

a.  Mr. Goodrich: 112,369 restricted phantom stock.

b.  Mr. Turnham 104,005 restricted phantom stock.

c.  Mr. Ferchau 83,863 restricted phantom stock.

d.  Mr. Killelea: 50,059 restricted phantom stock.

e.  Ms. Jan L. Schott: 48,285 restricted phantom stock.

Risk Assessment Related to our Compensation Structure

We believe our compensation plans are appropriately structured and are not reasonably likely to result in material risk to the Company. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders as a whole. We use restricted phantom stock rather than stock options for equity awards because restricted phantom stock retains value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over three years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our employees’ interests align with those of our stockholders for the long-term performance of the Company.

DIRECTOR COMPENSATION

General

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2011. Directors who are our full-time employees receive no compensation for serving as directors

Director Compensation for Year Ended December 31, 2011

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
		($)	($)	($)	($)

Josiah T. Austin	2011	28,000	55,590	-	83,590

Henry Goodrich	2011	26,500	105,590	230,550	362,640

Peter Goodson	2011	25,500	55,590		83,590

Patrick E. Malloy, III	2011	2,500	500,000	602,083	1,104,583

Michael J. Perdue	2011	44,500	55,590	-	100,090

Arthur A. Seeligson	2011	31,000	55,590	-	86,590

Stephen M. Straty	2011	27,500	55,590	-	83,090

Gene Washington	2011	34,000	55,590	-	89,590

(1)	No director had any outstanding stock awards at year-end 2011 except Messrs. Goodrich and Malloy, who had 2,944 and 63,075 shares of restricted phantom stock, respectively. On December 1, 2011, the Committee awarded 34,507 shares of restricted phantom stock to Mr. Malloy per the terms of his compensation agreement. Please see “Transactions with Related Persons” for a brief description of the compensation arrangement. The amounts included in the “Stock Awards” column reflect the grant date fair value of each director’s award as computed in accordance with the Share-Based Payments Topic of the Codification. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2009, 2010, and 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Cash Retainer/Fees

Each non-employee director received the following cash compensation in 2011:

•	an annual retainer fee of $20,000 in cash;

•	additional cash retainer of $15,000 for the Chairman of the Audit Committee and $5,000 for each of the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee; and

•	a meeting fee of $1,000 for each Board meeting attended in person or via teleconference and $500 for each committee meeting attended in person or via teleconference.

Equity-Based Compensation

At our 2011 Annual Meeting of Stockholders, we granted each of our non-employee directors, with the exception of Mr. Malloy, 3,000 shares of common stock.

Other Arrangements

Please refer to the section “Transactions with Related Persons” for details regarding the compensation agreements between the Company and Messrs. Goodrich and Malloy.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED ACCOUNTING FIRM

Although stockholder approval is not required for the appointment of Ernst & Young LLP, the Board and the Audit Committee have determined that it is desirable as a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR”

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Goodrich Petroleum Corporation.

Each member of the Audit Committee is an “independent” director and “financially literate” as determined by the Board, based on the listing standards of the New York Stock Exchange. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board has designated Mr. Perdue, the Chairman of the Audit Committee, as an “audit committee financial expert,” as defined by the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and our independent auditors;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence and has discussed with the independent accounting firm its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements of Goodrich Petroleum Corporation be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee of the Board of Directors,

Michael J. Perdue, Chairman

Arthur A. Seeligson

Peter D. Goodson

Audit and Non-Audit Fees

Ernst & Young LLP has served as our independent registered public accounting firm and audited our consolidated financial statements beginning with the fiscal year ended December 31, 2008. The following table shows the fees billed to us related to the audit and other services provided by Ernst & Young LLP for 2011 and 2010.

	$1,238,927 0000	$1,238,927 0000
	2011	2010
Audit Fees(1)	$1,188,927	$1,062,121
Audited Related Fees	$50,000	—

Total Audit and Audit Related Fees	$1,238,927	$1,062,121
Tax Fees	—	—
All Other Fees(2)	—	—

Total Fees	$1,238,927	$1,062,121

(1)	Audit fees are fees we paid to Ernst & Young LLP in 2011 and 2010 for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2011 and 2010, audit fees included the audit of consolidated financial statements and audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404 (“SOX”).

(2)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2011 or 2010, respectively.

Audit Committee Pre-Approval Policy

All services to be performed for the Company by Ernst & Young LLP must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s charter. All services provided by Ernst & Young LLP in fiscal year 2011 were pre-approved by the Audit Committee.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the named executive officers (including potential payouts upon a termination or change of control) are reasonable in the aggregate. As you consider this Proposal No. 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which requires a non-binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

As an advisory vote, Proposal No. 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, and will not require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in this Proxy Statement for Goodrich Petroleum Corporation’s 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2011 and the other related tables and disclosure.”

Recommendation of the Board

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002 no later than December 17, 2012 to be eligible for inclusion in our proxy materials.

In addition to the SEC’s rules and regulations described in the preceding paragraph, and as more specifically provided for in our Bylaws, a stockholder making a nomination for election to our Board or a proposal of business for our 2013 Annual Meeting of Stockholders must deliver proper notice to our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002 at least 90 days prior to the anniversary date of the 2012 Annual Meeting. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it must be properly submitted to our Secretary no later than February 18, 2013.

For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary setting forth all of the information required in solicitations of proxies under the SEC’s rules and regulations and any other law. For any other business that a stockholder desires to bring before our 2013 Annual Meeting of Stockholders, the stockholder must provide a brief description of the business, the reasons for conducting the business and any material interest in the business of the stockholder. If a stockholder provides notice for either event described above, the notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder; and

•	a representation that the stockholder intends to appear in person or by proxy at our 2013 Annual Meeting of Stockholders to bring the proposed business before the meeting

Detailed information for submitting stockholder proposals is available upon written request to our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2013 Annual Meeting of Stockholders.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•

Our main Internet site, located at www.goodrichpetroleum.com. A link to our investor relations site can be found at http://www.goodrichpetroleum.com/investor.relations. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

•

You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website located at www.sec.gov.

•

To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (713) 780-9494 or via our website at www.goodrichpetroleum.com/investor.relations.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 17, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at

http://www.RRDEZProxy.com/2012/GoodrichPetroleumCorp

☐                         ¢

GOODRICH PETROLEUM CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR

THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2012

The undersigned hereby constitutes and appoints Walter G. Goodrich and Robert C. Turnham, Jr. and each and either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Goodrich Petroleum Corporation to be held at The Four Seasons Hotel located at 1300 Lamar Street, Houston, Texas 77010, on May 17, 2012 at 11:00 a.m. Central Daylight Time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR” PROPOSALS 1, 2, AND 3. STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

¢	(Continued and to be signed on the reverse side)	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

GOODRICH PETROLEUM CORPORATION

May 17, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, proxy statement, proxy card and Annual Report are available at http://www.RRDEZProxy.com/2012/GoodrichPetroleumCorp

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

  ¢    20330300000000000000  3                                                              051712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR ALL NOMINEES” WITH RESPECT TO PROPOSAL 1,

A VOTE OF “FOR” WITH RESPECT TO PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class II Directors:		NOMINEES:

2. Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

3. Approve, on an advisory basis, the compensation of our Named Executive Officers.

				☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Henry Goorich O Patrick E. Malloy, III O Michael J. Perdue		FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

GOODRICH PETROLEUM CORPORATION

May 17, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting, proxy statement, proxy card and Annual Report are available at http://www.RRDEZProxy.com/2012/GoodrichPetroleumCorp

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

  ¢    20330300000000000000  3                                                                       051712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR ALL NOMINEES” WITH RESPECT TO PROPOSAL 1,

A VOTE OF “FOR” WITH RESPECT TO PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class II Directors:		NOMINEES:

2. Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

3. Approve, on an advisory basis, the compensation of our Named Executive Officers.

				☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Henry Goorich O Patrick E. Malloy, III O Michael J. Perdue		FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢